Exhibit 10.9

MCKESSON MEDICAL-SURGICAL INC. DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is made and entered into as of the 14th day of June, 2004 (“Effective Date”), by and between McKesson Medical-Surgical Inc., having its principal place of business at 8741 Landmark Road, Richmond, Virginia 23228 and any affiliated companies designated by McKesson Medical-Surgical Inc. to participate under this Agreement (“Buyer”), and Sound Surgical Technologies LLC, having its principal place of business at 357 So. McCaslin Boulevard, Suite 100, Louisville, Colorado 80027 (“Seller”).

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency of which is acknowledged by both parties, the parties above agree as follows:

1. Appointment. Subject to the terms and conditions set forth herein, Seller appoints Buyer as distributor of products of Seller as listed on Exhibit A to this Agreement (the “Products”), and Buyer accepts such appointment. Buyer shall distribute the Products on a non-exclusive basis without restrictions, except that the initial territory shall be the entire United States. Such appointment shall be in effect for a period of five (5) years following the Effective Date and shall continue automatically in effect for successive terms of five (5) years each until terminated as described in Section 12 below.

2. Price. Seller shall sell the Products to Buyer in such quantities as Buyer may order and at the net prices shown on Seller’s most recent price list delivered to Buyer’s principal place of business, which list shall reflect the most favorable prices available to any distributor. Seller will have at least sixty (60) days to ship Products to Buyer. Buyer shall be entitled to all discounts on the Products established by Seller from time to time. Seller shall provide Buyer with at least sixty (60) days advance written notice of any price increase on the Products. No price increase shall be effective hereunder until the first day of the month following the expiration of the sixty (60) day notice period. Such price increases will not affect orders already received and accepted by Seller. The attached Pricing and Rebate Policy shall apply to all purchases under this Agreement.

3. Representations and Warranties. Seller hereby represents and warrants to Buyer that:

(a) Seller will convey to Buyer good title to the Products, free and clear of all security interests, liens or other encumbrances of any kind or character;

(b) Seller has manufactured, packaged and is selling the Products to Buyer in compliance with all applicable federal, state, and local laws, rules and regulations, including, without limitation, California’s “Proposition 65,” and shall not violate any trademark, trade dress, trade name, trade secret, patent, or copyright. None of the Products when disposed of will constitute “hazardous waste” under the regulations promulgated by the Environmental Protection Agency under Subpart C of the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended, or if any of the Products when disposed of will constitute “hazardous waste” under these regulations, Seller has notified Buyer as to the identity of such Products. Products may be contaminated through use by End-Users and may constitute biohazard waste after such use;

(c) The Products will be free from defects in design, materials and workmanship and will conform to Seller’s specifications;

(d) The Seller shall warrant the Products for a period of one hundred eighty (180) days from the date such Products are delivered to the End-User of such Products or for such longer warranty period as Seller customarily makes available to distributors of the Products; and

(e) The Products shall not be adulterated, misbranded, or otherwise in violation of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301, et. seq., as amended, including related regulations.

4. Duties of the Parties.

4.1. Seller’s Duties. Seller hereby agrees, as long as this Agreement is in effect, as follows:

(a) Seller shall provide to Buyer free of charge reasonable quantities of samples, literature, drawings and other sales material in connection with the Products. Seller shall keep Buyer well informed of Seller’s promotional activities pertaining to the Products and shall make available to Buyer training programs sponsored by Seller in connection with the Products. Representatives of Buyer may attend Seller’s training programs at Buyer’s expense;

(b) Seller shall maintain products liability insurance with minimum limits of coverage of Ten Million Dollars ($10,000,000.00) per occurrence and an aggregate limit of Ten Million Dollars ($10,000,000.00).

(i) The product liability coverage shall provide coverage that responds to occurrences that take place anywhere in the u.s. Puerto Rico, and Canada. The policy shall be occurrence based and issued by an insurance company. In the event that Seller can only secure claims-made insurance coverage, Seller represents, covenants, and warrants the following:

(a) Seller shall continue to renew its product liability insurance for the period of six (6) years subsequent to the expiration date of this Agreement; and

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(b) The in-force product liability insurance during the term of this Agreement and the six (6) years subsequent to the expiration of this Agreement shall incorporate the following provisions:

• A “Retroactive Date” of on or prior to the Effective Date of this Agreement; and

• An automatic extended reporting provision of six (6) years. This extended reporting provision is not to be elective on the part of Seller at the expiration of the policy. The extended reporting provision of six (6) years must be in effect as of the inception date of each policy. Should Seller convert from claims-made product liability coverage to occurrence-based coverage, Seller warrants that it shall purchase “tail” coverage to alleviate any potential lapse or gap in insurance coverage, as required herein.

(ii) Seller must only purchase product liability coverage from an insurer that is assigned a Best Rating of A-VII or higher. The product liability insurance purchased by Seller will provide protection for actual or alleged bodily injury, property damage, advertising injury and personal injury (as defined in ISO General Liability Policies) caused as a result of or in association with Products. In the event that Buyer determines that Seller is not complying with its insurance obligations as outlined herein, then Buyer may purchase such insurance coverage as required herein on behalf of Seller. Seller shall reimburse in full Buyer for all expenses incurred to procure such insurance coverage. Buyer is entitled to offset the cost of such insurance coverage against any amounts it may owe Seller. Upon execution of this Agreement, Seller shall provide Buyer with a certificate of insurance that identifies Buyer as an additional insured, for the limits of liability as stated above, with respect to all forms of product liability coverage available to Seller, including but not limited to the provisions identified above. The certificate of insurance shall certify that the policy or policies described therein shall not be canceled nor shall the limits of available insurance be exhausted without giving Buyer sixty (60) days advance written notice.

(c) Subject to Section 8 hereof, Seller shall promptly satisfy Buyer’s orders for the Products, to enable Buyer to maintain a supply of the Products sufficient to provide adequate and timely service to Buyer’s Customers;

(d) Seller shall make available to Buyer the prompt payment discount of 2% for payment within twenty (20) days; THIS PROVISION DOES NOT APPLY TO YASER® SYSTEM TRANSACTIONS.

(e) When rebates are applicable, Seller shall provide such rebates in accordance with Buyer’s standard rebate policy; and

(f) In the event of termination of this Agreement, if Products to be used require ancillary products, such as reagents and set- ups, Seller shall continue to sell to Buyer at the lowest cost provided to any other distributor such ancillary products while any End-User continues to use Products associated with such ancillary products.

4.2. Buyer’s Duties. Buyer hereby agrees, as long as this Agreement is in effect, as follows:

(a) Buyer shall make reasonable efforts to promote the Products and to satisfy End-User’s demand for the Products;

(b) Buyer, at least once each year, shall provide reasonable time for certain of its sales personnel to meet with the sales personnel of Seller to discuss the promotion of the Products and related issues.

5. Shipment, Risk of Loss and Title. All shipments of the Product shall be freight pre-paid, F.O.B. Buyer’s destination, with risk of loss and title to Products to pass to recipient upon acceptance of delivery by recipient at said destination, unless otherwise directed by Buyer.

6. Defective Products. All Products shall be received subject to recipient’s right of inspection and rejection, which shall occur with respect to patent defects within a reasonable period of time after delivery of the Products. In the event that any of the Products when delivered to recipient do not conform to Seller’s warranties as set forth in Section 3 of this Agreement or are otherwise defective or damaged, recipient shall notify Seller as to such condition promptly upon recipient’s discovery of same, and shall provide Seller with a reasonable opportunity to inspect such Products. Seller shall either replace, or shall refund the invoice price, net of any discounts and rebates associated with, any Products which do not conform to Seller’s warranty or are otherwise defective or damaged, upon the return of such Products to Seller. All transportation charges for the return of such Products shall be paid by Seller. Payment for the Products prior to inspection by recipient shall not constitute acceptance thereof and is without prejudice to any and all claims that recipient may have against Seller.

7. Returned Products.

7.1. Pre-authorized Returns. In the event that (i) Seller fails to correctly fill any of Buyer’s orders for Products, or (ii) Products are discontinued and are unsalable, or (iii) the Products are subject to an injunction or governmental order or regulation which limits the marketability of the Products in any way, or (iv) the marketability of the Products is limited as a result of an act or omission of Seller, or (v) the Products are subject to expiration dating and have a remaining “shelf life” of less than seventy-five percent (75%) (unless otherwise agreed to by the parties and attached as an Exhibit hereto) of their total “shelf life,” or (vi) Products are returnable without

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COPYRIGHT © 2004 McKESSON MEDICAL-SURGICAL INC. ALL RIGHTS RESERVED.

THIS DOCUMENT IS PROPRIETARY AND YOU MAY NOT REVEAL THE CONTENTS.

authorization pursuant to any written agreement between Buyer and Seller including, without limitation, Buyer’s Vendor Guaranteed Sales form, then Buyer shall have the right to return the affected Products to Seller and to receive a refund of the invoice price for such Products. Unless otherwise agreed, Buyer shall return all Products to Seller by Seller’s catalog and/or lot numbers. All transportation charges resulting from the return of Products pursuant to this Subsection 7.1 shall be paid by Seller.

7.2. Other Returns. Buyer shall have the right to return Products in new and unopened condition (with sufficient expiration dating, if applicable) to Seller for the convenience of Buyer. Seller shall provide a return authorization to Buyer for such returns within thirty (30) days of a request for return authorization. Seller shall credit Buyer, within thirty (30) days from the date of the return, the amount of the invoice price associated with all Products returned pursuant to this Subsection 7.2. Buyer shall pay all transportation charges associated with the return of such Products to Seller pursuant to this Subsection 7.2. Other than such transportation charges, Seller shall not charge Buyer any fees or other charges associated with such returns including, without limitation, restocking or handling charges. If a credit is not given to Buyer within the thirty (30) day period, Buyer may debit its account with Seller for the entire amount to be credited.

7.3 Rebates. Buyer may claim a rebate and Seller shall pay such rebate for any Product that Buyer determines cannot be sold to End-Users in the intended market segment (“Market Segment”) at the customary price for such Market Segment because of any reason, including, without limitation, damaged, discontinued, or slow moving Product (“Unsalable Inventory”). The rebate may be claimed upon disposition of such Unsalable Inventory via sale, destruction, donation, etc. The rebate amount on the Unsalable Inventory shall be equal to Buyer’s invoice cost for such Unsalable Inventory less the lowest contract price available from Seller to any customer in the applicable Market Segment.

8. Excusable Delays. Seller shall not be charged with any liability for delay or non-delivery of the Products when due to delays of suppliers, acts of God or the public enemy, compliance with any applicable foreign or domestic governmental regulation or order, riots, labor disputes, unusually severe weather or any other cause beyond the reasonable control of Seller. Seller shall give Buyer written notification of any delay due to such causes. Within thirty (30) days after receipt of any such notification from Seller, Buyer shall instruct Seller in writing that the portion of Buyer’s order affected by such delay is either (i) affirmed, and the time for performance extended for as many days as such causes actually retard deliveries; or (ii) terminated.

9. Taxes. If Seller’s prices do not include taxes arising from the sale, delivery or use of the Products for which Seller may be held responsible for collection of payment, either on its own behalf or that of Buyer, then such taxes (other than income or excess profit taxes) shall be paid by Buyer to Seller upon Seller’s demand. Buyer shall be responsible for collection and payment of taxes.

10. Use of Buyer’s Name. Buyer, at its option, may arrange for Seller to affix, or Buyer may affix, Buyer’s name, address and telephone number to Seller’s packaging or literature so long as the affixed material does not obliterate or obscure any information placed thereon by Seller. Nothing in this Agreement shall give Seller any rights to Buyer’s name or identity.

11. Indemnification.

11.1. Seller’s Indemnification. In addition to and not limiting any rights Buyer may have against Seller under Subsection 4.1 above, Seller shall defend, indemnify, and hold harmless Buyer, its parent company, affiliates and subsidiaries, and the officers, directors and employees of each of them, from and against any and all liability, including damages, losses, expenses, costs, claims, allegations, judgments and reasonable attorney’s fees, incurred by Buyer (unless caused by the negligence or other wrongful conduct of Buyer) arising from or in connection with the sale, delivery, or use of the Products, including, but not limited to: (i) claims or allegations that Buyer’s possession, use, promotion, marketing, distribution, sale, service, or delivery of the Products constitutes unfair trade competition or the infringement of any invention or invasion of the proprietary rights of any person including, without limitation, the infringement of any trademarks, trade names, trade dress, trade secrets, patents or the violation of any copyright laws or any other applicable federal, state, or local laws, rules or regulations; (ii) any bodily injury or property damage caused by or allegedly caused by the use or possession of the Products; (iii) the label, labeling, promotional literature, or other information concerning Products provided by Seller; (iv) the negligence or other wrongful conduct of Seller; (v) the breach of any representation or warranty of Seller, including those contained in this Agreement or created by operation of law; (vi) any recall of the Products; (vii) Seller’s failure or alleged failure to warn, advise Buyer of the need to warn, or adequately test the Products; and (viii) the failure of the Products to meet Buyer’s specifications or to comply with any applicable laws or regulations. Seller may not condition its obligation described above on Buyer’s waiver of any claims it may have against Seller. Seller shall have the right to control such litigation.

11.2. Buyer’s Indemnification. Buyer shall defend, indemnify, and hold harmless Seller, its parent company, affiliates and subsidiaries, and the officers, directors and employees of each of them, from and against any and all liability, including damages, losses, expenses, costs, claims, allegations, judgments and reasonable attorney’s fees, incurred by Seller for third party claims arising from or in connection with the negligence or willful misconduct of Buyer.

12. Termination. Either party hereto may terminate this Agreement, as follows:

(a) For cause, upon ten (10) days written notice to the other party, in the event that the other party: (i) shall fail to perform any of the obligations in this Agreement (unless such failure is caused by a material act or omission by the other party) and such failure shall continue for a period of thirty (30) days after written notice thereof; or (ii) shall become insolvent, file a voluntary petition under any law relating to bankruptcy or insolvency, or shall become unable to pay its debts when due;

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(b) Without cause, by giving the other party ninety (90) days advance written notice thereof;

(c) Following the termination of this Agreement by either party, with or without cause, Buyer shall have the right to sell any remaining inventory of the Products or, at Seller’s option, Seller may within thirty (30) days from the date of termination, repurchase, at Buyer’s cost, net of any discounts and rebates, Buyer’s remaining inventory of Products (“Remaining Inventory”). If Seller does not repurchase the Remaining Inventory as provided above, then Buyer shall remain an authorized distributor of Seller’s Products until all of the Remaining Inventory is sold by Buyer and Seller shall support Buyer’s efforts to sell the Remaining Inventory.

13. Confidentiality.

(a) Confidential Information. As used herein, “Confidential Information” shall mean any information relating to the business of the disclosing party which the disclosing party has marked as “confidential,” designated as confidential in this Agreement or, in the case of oral information, has identified as confidential in writing to the receiving party within thirty (30) days of disclosure. The pricing and pricing terms in this Agreement and any other agreement between Sound Surgical and a McKesson Corporation company shall be deemed “Confidential Information.” Notwithstanding anything to the contrary in this Section 13, Confidential Information shall not include:

i. information that is approved for public release by the written authorization of the disclosing party;

ii. information that was disclosed to the receiving party by a third party having the legal right to make such disclosure, or which the receiving party can establish was in its lawful possession prior to its receipt thereof from the disclosing party;

iii. information that is in the public domain prior to the receiving party’s receipt thereof from the disclosing party, or which subsequently becomes a part of the public domain other than by the receiving party’s negligence or wrongful act; or

iv. information that the receiving party can establish was independently developed without breach of this Agreement or use of Confidential Information.

(b) Non-disclosure. Except to the extent permitted under Section 13 hereof, each party: (i) shall not disclose Confidential Information of the other party to any third party without first obtaining the express written permission of the disclosing party; (ii) shall use Confidential Information of the other party only as is necessary to fulfill its obligations pursuant to this Agreement; and (iii) shall limit such disclosure to any of its officers, employees or agents on a need-to-know basis for purposes of fulfilling its obligations under this Agreement. Notwithstanding the foregoing, Confidential Information of the other party may be disclosed pursuant to a subpoena or court order, provided that the receiving party gives prompt notice to the disclosing party that it intends to make such disclosure so that the other party can take any appropriate steps it deems necessary to limit the extent of such disclosure or to seek protection of such disclosure.

(c) Effect of Termination. Upon termination of this Agreement, each party shall return to the other party or destroy any Confidential Information of the other party and provide a written verification of such return or destruction. Each party’s obligation to maintain the confidentiality of Confidential Information shall survive for a period of three (3) years following expiration or termination of this Agreement.

14. Nonsolicitation. Seller and Buyer each agree that during the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement, they will not knowingly, without the express, specific written consent of the other party: (i) directly or indirectly employ, hire, or cause to be hired any employee of the other party or its affiliated companies as an employee, agent, consultant, or other independent contractor unless such employee has not been employed by the other party or its affiliated companies for a period of twelve (12) months prior to the date of such hire; or (ii) directly or indirectly solicit, or attempt to solicit any employee of the other party or its affiliated companies to become an employee, consultant, agent, or other independent contractor for any other person or entity, including, without limitation, the other party.

15. Miscellaneous.

(a) The relationship between the parties hereto shall be that of independent contracting parties. Under no circumstances will either party hereto act or attempt to act, or represent itself, directly or indirectly, as an agent of the other party hereto except as contemplated herein;

(b) This Agreement and the transactions provided for herein are to be governed by and construed in accordance with the laws of the Commonwealth of Virginia;

(c) This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No subsequently delivered invoice, purchase order, acknowledgment, confirmation, standard terms and conditions or similar document, whether submitted in writing, electronically, or via fax, containing terms inconsistent herewith shall be effective to amend or modify this Agreement unless such document expressly states the intention to do so and is signed by both parties hereto;

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(d) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may not be assigned in whole or in part by either party hereto, except with the written consent of the other party, which consent may not be unreasonably withheld; and

(e) All notices, requests, demands and other communications called for or contemplated herein shall be made in writing and shall be deemed to have been duly given when personally delivered, when sent, (i) if to Buyer, to Buyer’s President with a copy to the Law Department and (ii) if to Seller, to Seller’s VP-Business Development with a copy to the CFO, and mailed by certified mail return receipt requested to the address shown on the first page of this Agreement, or such other address as the party may designate in writing, or when transmitted to the other party by facsimile.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

(“Buyer”)		(“Seller”)
MCKESSON MEDICAL-SURGICAL INC.		SOUND SURGICAL TECHNOLOGIES LLC

By:	/s/ Joan Eliasek	By:	/s/ Thomas J. Bogle
Title:	Vice President, Business Intelligence and Development	Title:	Executive Vice President & General Manager
Date:	7/8/04	Date:	June 30, 2004

SOUND SURGICAL DISTR AGT 6-17-04M

COPYRIGHT © 2004 MCKESSON MEDICAL-SURGICAL INC. ALL RIGHTS RESERVED.

THIS DOCUMENT IS PROPRIETARY AND YOU MAY NOT REVEAL THE CONTENTS.